Exhibit 99.1

Dear Shareholders,

This past year was transformative for SpectraScience, culminating with our Board of Directors’ strategic decision to move our business in a new direction. As you are aware, 2010 was not without its challenges. On a macro level, healthcare service providers faced tighter budgets amidst continued uncertainty in the global healthcare market. These challenges were exacerbated by our inability to achieve success on previously stated corporate initiatives.

Late in the year, upon my appointment as CEO, I was directed by the Board to develop and execute an operating plan focused on commercialization of the WavSTAT technology. We need to prove that our technology is indeed relevant, that it solves problems in cancer detection and diagnosis and, consequently, that it can achieve success both in terms of reducing overall healthcare costs and the quality of healthcare delivered to the patient. SpectraScience has the potential to participate in global healthcare markets worth billions in terms of annual revenue. More importantly, we offer a solution that we believe physicians can use to reduce mortality rates through earlier diagnosis. There is a place for SpectraScience to play an important role in the cancer detection and diagnosis market. This is our promise, and delivering on our promise is, and will continue to be, fundamental to delivering on our commitment to driving shareholder value.

We believe that the most efficient path to commercialization of our WavSTAT technology will first be through the European Union and later, via the United States. In this regard we have several key initiatives that we are undertaking:

•	The identification and development of a strategic distribution partner with a strong presence in Europe and, preferably, a global distribution reach to whom we can offer a competitive advantage.

•
The continued improvement of the WavSTAT Optical Biopsy platform through hardware engineering and software enhancements designed to lower manufacturing costs and improve ease-of-use in a clinical setting.

•	The demonstration of the efficacy of our algorithms for the diagnosis of abnormal tissues indicative of colon cancer and the development of software algorithms targeting additional cancers.

We have been and continue to be engaged in active discussions with a prospective global distribution partner, with whom we have reached several tentative points of agreement as it relates to possible territories, applications covered, “soft launch” opportunities and timing. In addition, we are in the final stages of completing a project that dramatically improves the user experience with the WavSTAT System. This initial hardware/software improvement will be the cornerstone to our marketing the WavSTAT colon application. These modifications have not only improved the user experience by reducing the time and the potential for errors, but also will likely improve the clinical accuracy of the WavSTAT as a colon cancer diagnostic. We are moving forward with a new clinical trial for the diagnosis of esophageal cancer and expect that this will be the second application introduced commercially through our distribution partner. We expect to provide further details on this development in the near future, where we will also discuss the implications for our sales outlook.

It is our belief that there exist additional opportunities to enter into one or more joint development agreements to develop additional cancer diagnostic applications as well as establish additional partnerships in rigid endoscopic environments which could have the potential to extend our presence into several other large markets: endoscopic surgery, oncology, mammography and dermatology.

Finally, we have engaged experts to evaluate our intellectual property portfolio to determine where our strengths and weaknesses lie, ensure that we keep our patents current and begin looking to areas where we can expand both the depth and breadth of our intellectual property. As a part of this effort we are reviewing other existing and prospective technologies that might be applicable to our business in an attempt to determine if such technologies might be complementary to our present patent portfolio in which case we may explore licensing or acquisition opportunities.

These are the initial steps taken by the SpectraScience team since my initial appointment and I am pleased to report that we expect continued progress to the point of commercialization and market adoption of the WavSTAT System. Based upon that expectation, I think that the outlook for our business has never been brighter. We are focused in 2011 on delivering on these promises to shareholders and will continue to aggressively implement our continuous improvement programs across the Company.

We look forward to meeting with each of you in person at our annual shareholders meeting on July 15, 2011, in Minneapolis. As always, I appreciate your faith in the Company and value your ongoing support.

Sincerely,

Michael P. Oliver
President and Chief Executive Officer
SpectraScience, Inc.